Exhibit 99.1

Explanation of Responses:

1. On September 18, 2026, the Reporting Person and InspireMD, Inc. (the “Company”) entered into an amendment (the “Series J Warrant Amendment”) to the Reporting Person’s Series J Common Stock Purchase Warrant (the “Original Series J Warrant”). The Series J Warrant Amendment modified the exercise price and termination date applicable to 43,750 shares underlying the Original Series J Warrant, representing 50% of the 87,500 shares underlying the Original Series J Warrant. Except as modified by the Series J Warrant Amendment, the terms of the Original Series J Warrant remain in full force and effect. The exercise price and termination date applicable to the remaining 43,750 shares underling the Original Series J Warrant were not modified. The Series J Warrant Amendment did not result in the issuance of an additional warrant or an increase in the number of shares underling the Original Series J Warrant. The form, terms and conditions of the Series J Warrant Amendment were approved by the Board of Directors of the Company on September 17, 2026, and, as a result, the Series J Warrant Amendment is exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended.

2. The Original Series J Warrants terminates at 5:00 p.m. Eastern Time on the earlier of (i) May 15, 2028 and (ii) 20 trading days following the Company’s announcement of receipt of FDA approval for the SwitchGuard transcarotid system and CGuard Prime 80 cm.

3. These securities are held by Osiris Investment Partners, L.P. (“Osiris”). The Reporting Person serves as the managing member of Osiris Partners, LLC, the general partner of Osiris. In such capacity, the Reporting Person may be deemed to beneficially own the reported securities. The Reporting Person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein, and the inclusion of such securities in this report shall not be deemed an admission of beneficial ownership for purposes of Section 16 or for any other purposes.

4. The Series J Warrant Amendment modified the termination date applicable to 43,750 shares underlying the Original Series J Warrant to 5:00 p.m. Eastern Time on the earlier of (i) May 15, 2028 and (ii) 20 trading days following the Company’s announcement of receipt of FDA approval for the CGuard Prime 80 cm.

5. On September 18, 2026, the Reporting Person and the Company entered into an amendment (the “Series K Warrant Amendment”) to the Reporting Person’s Series K Common Stock Purchase Warrant (the “Original Series K Warrant”). The Series K Warrant Amendment modified the exercise price and termination date applicable to all shares underlying the Original Series K Warrant. Except as modified by the Series K Warrant Amendment, the terms of the Original Series K Warrant remain in full force and effect. The Series K Warrant Amendment did not result in the issuance of an additional warrant or an increase in the number of shares underlying the Original Series K Warrant. The form, terms and conditions of the Series K Warrant Amendment were approved by the Board of Directors of the Company on September 17, 2026, and, as a result, the Series K Warrant Amendment is exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended.

6. Prior to the Series K Warrant Amendment, the Original Series K Warrant had a termination date at 5:00 p.m. Eastern Time on the earlier of (i) May 15, 2028 and (ii) 20 trading days following the end of the fourth fiscal quarter after the fiscal quarter in which the first commercial sales of the CGuard Carotid Stent System in the United States begin.

7. The Series K Warrant Amendment modified the termination date applicable to all shares underlying the Original Series K Warrant to 5:00 p.m. Eastern Time on the earlier of (i) May 15, 2028 and (ii) 20 Trading Days following the Company’s announcement of receipt of FDA approval for the CGuard Prime 80 cm.